UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 18, 2018 (April 16, 2018)

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

On April 16, 2018, Histogenics Corporation (the “Company”) announced that, based upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board”), the Board has elected Susan Washer, age 56, to serve as a Class II director, with her initial term expiring at the Company’s 2019 annual meeting of stockholders or until her successor is duly elected and qualified. In connection with Ms. Washer’s election, and pursuant to the Company’s amended and restated bylaws, the Board has increased the number of directors to eight. A copy of the press release announcing the election of Ms. Washer is attached as Exhibit 99.1 and incorporated herein by reference.

Ms. Washer is the President and Chief Executive Officer of Applied Genetic Technologies Corporation (“AGTC”), where she has served in such capacity since March 2002 and as a member of its board of directors since November 2003. Ms. Washer was also AGTC’s chief operating officer from October 2001 to March 2002. From June 1994 to October 2001, Ms. Washer led two entrepreneurial firms including serving as president and chief executive officer of Scenic Productions and as the Founding Executive Director and then Business Advisor for the North Florida Technology Innovation Center, a public-private organization financing and providing services to entrepreneurial companies licensing STEM based technology from Florida universities. Ms. Washer currently serves on the board of directors of Biotechnology Innovation Organization (“BIO”) and the Alliance for Regenerative Medicine. Previously, Ms. Washer served as chairman of the BioFlorida board and the Southeast BIO board and continues her involvement with both organizations as a member of their respective boards. From October 1983 to June 1994, Ms. Washer served in various research and pharmaceutical management positions with Abbott Laboratories and Eli Lilly and Company. Ms. Washer received a B.S. in biochemistry from Michigan State University and an M.B.A. from the University of Florida.

Pursuant to the Company’s amended and restated compensation program for non-employee directors, Ms. Washer will receive a $40,000 annual fee as a member of the Board. Ms. Washer will also be granted an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the common stock on the date the Board approves the grant. Such option will become exercisable with respect to 8.33% of the shares after each 3-month period of continuous service following her election to the Board, except that in the event of a change of control or death of the optionee the option will accelerate and become immediately exercisable. In addition, she will be eligible to receive, upon the conclusion of each annual meeting of stockholders, an option to purchase 25,000 shares of the Company’s common stock. Such annual option will be fully exercisable on the date of grant. The Company also has a policy of reimbursing directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. The Company’s amended and restated compensation program for non-employee directors will described in the Company’s proxy statement for its 2018 annual meeting of stockholders, which will be filed with the Securities and Exchange Commission in the second quarter of 2018.

Ms. Washer and the Company will also enter into an indemnification agreement requiring the Company to indemnify her to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnification agreement will be in the form entered into with the Company’s other directors and executive officers. This form is attached hereto as Exhibit 99.2.

There is no arrangement or understanding between Ms. Washer and any other person pursuant to which Ms. Washer was appointed as a director. Further, Ms. Washer does not have any family relationships or related party transactions that are required to be disclosed. The Board has determined that Ms. Washer is an independent director in accordance with applicable rules of the Securities and Exchange Commission and The Nasdaq Stock Market.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Histogenics Corporation dated April 18, 2018.

99.2	Form of Indemnification Agreement between Histogenics Corporation and each of its directors and executive officers (incorporated by reference to Exhibit 10.1 to Histogenics Corporation’s Registration Statement on Form S-1 (SEC File No. 333-199202) filed with the SEC on October 7, 2014).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISTOGENICS CORPORATION

Date: April 18, 2018	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer